EXHIBIT 99.1

Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202

Noonan Russo
Emily Poe
212-845-4266

PRESS RELEASE

600 College Road East
Suite 3200
Princeton New Jersey 08540

Telephone 609.945.1200
Fascimile 609.945.1212

FOR IMMEDIATE RELEASE

BARRIER THERAPEUTICS ANNOUNCES FIRST QUARTER 2005 FINANCIAL
RESULTS

Progress in Commercialization Highlights Quarter

Princeton, NJ, May 3, 2005–Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing products in the field of dermatology, today announced its financial results for the first quarter ended March 31, 2005.

“The first months of 2005 have seen an acceleration in the commercial activities at Barrier Therapeutics,” commented Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer. “The acquisition of U.S. and Canadian rights to Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution with the associated revenue from that product, as well as the upcoming FDA decision on the Zimycan™ NDA which we are expecting in late May or early June, have caused us to begin the implementation of our commercialization strategy. As you saw in our press release yesterday, the Company is gearing up to start visiting the U.S. target physician population for Solagé® with an initial sales force of up to 30 representatives. In addition to this rapid expansion of our commercial infrastructure, our R&D group has continued to advance the various clinical stage products in our pipeline along the timelines previously announced.”

First Quarter Financial Results
Total revenue for the quarter was $653,000 as compared to $181,000 for the same period in 2004. Included in this total is $210,000 of initial product revenue from the U.S. and Canadian sales of Solagé®, which was acquired in February, 2005. Additional revenue represents income from a research grant from the Belgian government and that related to contract payments. Revenue in the first quarter of 2004 consisted only of revenue from the Company’s research grant.

Research and development expenses for the three months ended March 31, 2005 totaled $9.5 million, as compared to $5.5 million for the same period in 2004. Aggregate spending related to the Company’s four late stage product candidates, Zimycan, Sebazole™, Hyphanox™ and Liarozole, increased by $2.0 million between the two periods, from $2.9 million to $4.9 million. The increase is primarily related to costs associated with the ongoing long-term safety study being conducted with Sebazole, as well as the Phase 3 study with Hyphanox in vaginal candidiasis, offset by a decline in costs related to Zimycan which is now undergoing regulatory review. During the quarter, development expenses of $1.4 million were incurred for our earlier stage clinical product candidates, which include Rambazole™, Azoline, Hivenyl™, and Atopik, as compared to $557,000 in the same period of 2004. Internal costs related to research and development, primarily personnel and related costs, were $2.6 million during the quarter, as compared to $1.8 million in the corresponding period in 2004.

Barrier Therapeutics Announces First Quarter 2005 Financial Results

Sales and marketing expenses for the quarter were $1.8 million, consisting primarily of personnel costs, marketing research expenses and other costs related to the initial marketing of Solagé® and the anticipated commercial launch of Zimycan, which is currently undergoing final regulatory review with the FDA. Total sales and marketing expenses of $744,000 were incurred during the first quarter of 2004. General and administrative expenses increased from $1.6 million in the first quarter of 2004 to $2.1 million in the quarter ended March 31, 2005. Personnel costs related to expanded operations and the costs of being a public company account for most of the increase.

Net loss for the first quarter of 2005 was $12.2 million, as compared to a net loss of $7.5 million for the first quarter of 2004. The net loss attributable to common stockholders was $12.2 million, or $0.53 loss per share, for the first quarter of 2005, as compared to $10.9 million, or $22.62 loss per share, for the first quarter of 2004, which includes preferred stock accretion of $3.4 million in 2004. On a pro forma basis for the first quarter of 2004, giving effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each had occurred when the preferred stock was issued, pro forma net loss attributable to common stockholders was $0.67 loss per share.

At March 31, 2005, the Company had $110.9 million in cash, cash equivalents and marketable securities, as compared to $89.1 million as of December 31, 2004. The March 31, 2005 cash balances include net proceeds of approximately $36.1 million from the Company’s follow-on offering, which closed in February of 2005.

First Quarter 2005 and Recent Operational Highlights:

• Acquisition of U.S. and Canadian rights to Solagé®, a patented topical solution for the treatment of solar lentigines, also known as “age spots” or “liver spots”. The product was purchased for a one-time cash payment of $3 million with the potential for $2 million in additional payments based on sales performance.

• Announcement of the addition of three key members of the commercial organization including Michael Laferrera as Vice President of Marketing and Commercial Planning, Steve Miller as Vice President of Sales and Marshall “Scott” Rizzo as Global Head Supply Chain and Trade Relations.

• Completion of the sale of 4,000,000 shares of common stock in a follow-on offering, which included 2,000,000 shares sold by the Company and 2,000,000 shares sold by existing stockholders. Net proceeds to the Company from the offering were approximately $36.1 million.

• Completion of enrollment in the Phase 3 clinical trial with Hyphanox for the treatment of vaginal candidiasis. Results of this non-inferiority trial which compares a single dose of Hyphanox with a single dose of fluconazole are expected prior to the end of the second quarter of 2005.

• Termination of our preclinical development work with Ecalcidene, an oral vitamin D3 derivative licensed from RIMAC (The Research Institute of Medicine and Chemistry, Inc.). This decision is based on the outcome of pharmacological screens which did not provide results which supported our expectations for performance in dermatological diseases such as psoriasis.

Barrier Therapeutics Announces First Quarter 2005 Financial Results

Conference Call & Webcast Information
Barrier’s senior management will host a conference call today, Tuesday, May 3, 2005 at 5:00 p.m. New York time to review 2005 first quarter financial results, discuss operations, and provide guidance on Barrier’s 2005 business outlook. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-800-322-0079 (in the United States) or 1-973-409-9258 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 5999104. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® for the treatment of solar lentigines in the U.S., a common condition also known as “age spots” or “liver spots,” and for the broader indication including related hyperpigmented lesions in Canada. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is in registration and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of regulatory action and the anticipated launch of Zimycan, the receipt of clinical data for Hyphanox and launching a sales force. `Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the decisions of regulatory authorities, our ability to execute our clinical and commercial strategy, the results of our clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally, and due to Barrier’s further analysis of clinical results and strategic decisions regarding its pipeline. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Annual Report on Form 10K, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

(Financial Tables to Follow)

Barrier Therapeutics Announces First Quarter 2005 Financial Results

Barrier Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Three months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Net product revenue	$210	$—
Contract revenue	220
Grant revenue	223	181

Total revenues	653	181

Costs and expenses:
Cost of goods sold	26	—
Research and development	9,485	5,531
Sales and marketing	1,839	744
General and administrative	2,053	1,595

Total costs and expenses	13,403	7,870

Loss from operations	(12,750)	(7,689)
Interest income, net	592	165

Net loss	(12,158)	(7,524)

Preferred stock accretion	—	(3,418)

Net loss attributable to common stockholders	$(12,158)	$(10,942)

Basic and diluted net loss attributable to common stockholders per share	$(0.53)	$(22.62)

Weighted average shares outstanding — basic and diluted	22,807,097	483,743

Pro forma Basic and diluted net loss attributable to common stockholders per share	$(0.53)	$(0.67)

Pro forma weighted average shares outstanding — basic and diluted	22,807,097	16,444,641

The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each conversion occurred when the preferred stock was issued.

Barrier Therapeutics Announces First Quarter 2005 Financial Results

Barrier Therapeutics, Inc.
Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Cash and cash equivalents	$21,537	$11,908
Marketable securities	$89,384	$77,174
Total assets	$118,264	$92,784
Current liabilities	$9,811	$8,771
Total liabilities and stockholders equity	$118,264	$92,784